                                                                    EXHIBIT 12.1


                                RAILAMERICA, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS EXCEPT RATIO)


                                                                                                        NINE
                                                                                                        MONTHS
                                                                                                        ENDED
                                                1998         1999      2000         2001      2002     9/30/03
                                               ------       ------    ------       ------    ------    --------
Pre-tax income (loss) from continuing
   operations .............................    (2,467)       4,585     7,376        8,600     4,445      31,995
Fixed charges:
Interest expense ..........................     4,944       20,490    55,950       53,480    45,469      31,165
Capitalized Interest ......................         0            0         0          289       584         372
Appropriate portion (1/3) of rentals ......       891        1,122     2,970        5,280     8,052       5,872
                                               ------       ------    ------       ------    ------    --------
  Total Fixed Charges: ....................     5,835       21,612    58,920       59,049    54,105      37,409
Pre-tax income (loss) from continuing
   operations plus fixed charges less
   preferred stock dividend
   requirements and capitalized
   interest ...............................     3,368       26,197    51,544       67,360    57,966      69,032
                                               ------       ------    ------       ------    ------    --------
Ratio of earnings to fixed charges ........      0.58(a)      1.21      0.87(b)      1.14      1.07        1.85
                                               ------       ------    ------       ------    ------    --------


                                RAILAMERICA, INC.
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                         CHARGES AND PREFERRED DIVIDENDS
                           (IN THOUSANDS EXCEPT RATIO)

                                                                                                                NINE
                                                                                                               MONTHS
                                                                                                                ENDED
                                                1998           1999        2000          2001       2002       9/30/03
                                               -------        -------    -------        -------    -------    ---------
Pre-tax income (loss) from continuing
   operations .............................     (2,467)         4,585     (7,376)         8,600      4,445       31,995
Fixed charges:
Interest expense ..........................      4,944         20,490     55,950         53,480     45,469       31,165
Capitalized Interest ......................          0              0          0            289        584          372
Appropriate portion (1/3) of rentals ......        891          1,122      2,970          5,280      8,052        5,872
                                               -------        -------    -------        -------    -------    ---------
  Total Fixed Charges .....................      5,835         21,612     58,920         59,049     54,105       37,409
Preference security dividend
   requirements (pre-tax) .................          0          1,035        901            385          0            0
Total fixed charges and preferred
   dividends ..............................      5,835         22,647     59,821         59,434     54,105       37,409
Pre-tax income (loss) from continuing
   operations plus fixed charges less
   capitalized interest ...................      3,368         26,197     51,544         67,360     57,966       69,032
Ratio of earnings to combined fixed
   charges and preferred dividends ........       0.58(a)        1.16       0.86(c)        1.13       1.07         1.85

(a) Due to our loss in 1998, the ratio coverage was less than 1:1. The fixed charges exceeded earnings by $2.5 million.

(b) Due to our loss in 2000, the ratio coverage was less than 1:1. The fixed charges exceeded earnings by $7.4 million.

(c) Due to our loss in 2000, the ratio coverage was less than 1:1. The fixed charges exceeded earnings by $8.3 million.